Contact:

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Katie Brickman Harvey
Taylor West Advertising
(210) 826-8899

FOR IMMEDIATE RELEASE:

    INTERNATIONAL BANCSHARES CORPORATION REPORTS FIRST QUARTER 2000 EARNINGS

LAREDO, Texas--(BUSINESS WIRE)--May 9, 2000--International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the first quarter of 2000 of $19.2 million or $1.11 per share - basic ($1.10 per share - diluted) compared to $15.9 million or $.90 per share - basic ($.90 per share diluted) in the corresponding 1999 period.

      Dennis E. Nixon, CEO and chairman of the board, stated that the Company's first quarter earnings represent a 21% increase over the corresponding 1999 period, even taking into consideration that IBC executed a bond sale program in the first quarter to improve future earnings that resulted in a $857 thousand loss, net of tax. Without the effects of this program, first quarter earnings would have been $20.0 million, which would have represented a 26% increase.

      "I'm extremely pleased with our strong first quarter results especially when viewed against the 17% gain in earnings that occurred in 1999," Nixon said. "This success, coupled with the Board of Directors' confidence in the bank's continued success throughout the year, resulted in a $.60 per share cash dividend payment to the shareholders on April 14th, as well as a 25% stock dividend that was announced on April 6th and will be paid on June 12th." In terms of earnings per share, these earnings results translate into a 22% increase in diluted earnings per share for the first quarter, truly demonstrating that IBC is 'doing more' for each shareholder."

      Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 20% to $20.1 million or $1.16 per share - basic ($1.15 per share - diluted) for the first quarter of 2000 compared to $16.8 million or $.95 - per share - basic ($.94 per share - diluted) in the corresponding 1999 period.

      Total assets at March 31, 2000, were $5.5 billion compared to $4.8 billion at March 31, 1999. Deposits at March 31, 2000, were $3.6 billion compared to $3.4 billion at March 31, 1999.

      IBC is a $5.5 billion multi-bank holding company headquartered in Laredo, Texas, with 93 facilities and 184 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.

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